CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in the following Registration Statements:

(1)   Registration Statement (Form S-8 No. 333-149558) pertaining to the Joy Global Inc. 2007 Stock Incentive Plan, and

(2)       Registration Statement (Form S-8 No. 333-121570) pertaining to the Joy Global Inc. 2003 Stock Incentive Plan, and

(3)       Registration Statement (Form S-8 No. 333-71024) pertaining to the Joy Global Inc. 2001 Stock Incentive Plan;

of our reports dated December 17, 2008, with respect to the consolidated financial statements and schedule of Joy Global Inc. and the effectiveness of internal control over financial reporting of Joy Global Inc., included in this Annual Report (Form 10-K) of Joy Global Inc. for the year ended October 31, 2008.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin

December 17, 2008